SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                           WESCO International, Inc.
------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $0.01 per share
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  95082P 10 5
------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 28, 2004
------------------------------------------------------------------------------
                     (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                                   Schedule 13G

CUSIP No. 95082P 10 5                                       Page 2 of 22 Pages


     1. Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

         The Cypress Group L.L.C.

     2.  Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  ..............................................................
         (b)  [X]...........................................................

     3.  SEC Use Only.......................................................

     4.  Citizenship or Place of Organization    Delaware


Number of
Shares
Beneficially
Owned by
Each Reporting    5.  Sole Voting Power             0
Person With
                  6.  Shared Voting Power           13,075,536

                  7.  Sole Dispositive Power        0

                  8.  Shared Dispositive Power      13,075,536

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          13,075,536

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).

          Not applicable.

     11.  Percent of Class Represented by Amount in Row (9)     28.4%

     12.  Type of Reporting Person (See Instructions)       OO

                                   Schedule 13G

CUSIP No. 95082P 10 5                                       Page 3 of 22 Pages


     1. Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

         Cypress Associates L.P.

     2.  Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  ..............................................................
         (b)  [X]...........................................................

     3.  SEC Use Only.......................................................

     4.  Citizenship or Place of Organization    Delaware


Number of
Shares
Beneficially
Owned by
Each Reporting    5.  Sole Voting Power             0
Person With
                  6.  Shared Voting Power           13,075,536

                  7.  Sole Dispositive Power        0

                  8.  Shared Dispositive Power      13,075,536

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          13,075,536

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).

          Not applicable.

     11.  Percent of Class Represented by Amount in Row (9)    28.4%

     12.  Type of Reporting Person (See Instructions)      PN

                                   Schedule 13G

CUSIP No. 95082P 10 5                                       Page 4 of 22 Pages

     1. Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

         Cypress Merchant Banking Partners L.P.

     2.  Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  ..............................................................
         (b)  [X]...........................................................

     3.  SEC Use Only........................................................

     4.  Citizenship or Place of Organization    Delaware


Number of
Shares
Beneficially
Owned by
Each Reporting    5.  Sole Voting Power             12,431,663
Person With
                  6.  Shared Voting Power           0

                  7.  Sole Dispositive Power        12,431,663

                  8.  Shared Dispositive Power      0

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          12,431,663

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).

          Not applicable.

     11.  Percent of Class Represented by Amount in Row (9)    27.0%

     12.  Type of Reporting Person (See Instructions)      PN

                                   Schedule 13G

CUSIP No. 95082P 10 5                                       Page 5 of 22 Pages

     1. Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

         Cypress Offshore Partners L.P.

     2.  Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  ..............................................................
         (b)  [X]...........................................................

     3.  SEC Use Only.......................................................

     4.  Citizenship or Place of Organization         Cayman Islands


Number of
Shares
Beneficially
Owned by
Each Reporting    5.  Sole Voting Power             643,873
Person With
                  6.  Shared Voting Power           0

                  7.  Sole Dispositive Power        643,873

                  8.  Shared Dispositive Power      0

        9.   Aggregate Amount Beneficially Owned by Each Reporting Person

             643,873

        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).

             Not applicable.

        11.  Percent of Class Represented by Amount in Row (9)    1.4%

        12.  Type of Reporting Person (See Instructions)   PN

                                   Schedule 13G

CUSIP No. 95082P 10 5                                       Page 6 of 22 Pages

     1. Names of Reporting Persons./I.R.S. Identification Nos. of Above Persons (Entities Only).

         Jeffrey P. Hughes

     2.  Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  ..............................................................
         (b)  [X]...........................................................

     3.  SEC Use Only.......................................................

     4.  Citizenship or Place of Organization      United States of America


Number of
Shares
Beneficially
Owned by
Each Reporting    5.  Sole Voting Power             0
Person With
                  6.  Shared Voting Power           13,075,536

                  7.  Sole Dispositive Power        0

                  8.  Shared Dispositive Power      13,075,536

        9.   Aggregate Amount Beneficially Owned by Each Reporting Person

             13,075,536

        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).

             Not applicable.

        11.  Percent of Class Represented by Amount in Row (9)    28.4%

        12.  Type of Reporting Person (See Instructions)       IN

                                   Schedule 13G

CUSIP No. 95082P 10 5                                       Page 7 of 22 Pages

     1. Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

         James L. Singleton

     2.  Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  ..............................................................
         (b)  [X]...........................................................

     3.  SEC Use Only.......................................................

     4.  Citizenship or Place of Organization     United States of America

Number of
Shares
Beneficially
Owned by
Each Reporting    5.  Sole Voting Power             0
Person With
                  6.  Shared Voting Power           13,075,536

                  7.  Sole Dispositive Power        0

                  8.  Shared Dispositive Power      13,075,536

        9.   Aggregate Amount Beneficially Owned by Each Reporting Person

             13,075,536

        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).

             Not applicable.

        11.  Percent of Class Represented by Amount in Row (9)    28.4%

        12.  Type of Reporting Person (See Instructions)       IN

                                   Schedule 13G

CUSIP No. 95082P 10 5                                       Page 8 of 22 Pages

     1. Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

         David P. Spalding

     2.  Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  ..............................................................
         (b)  [X]...........................................................

     3.  SEC Use Only.......................................................

     4.  Citizenship or Place of Organization       United States of America


Number of
Shares
Beneficially
Owned by
Each Reporting    5.  Sole Voting Power             0
Person With
                  6.  Shared Voting Power           13,075,536

                  7.  Sole Dispositive Power        0

                  8.  Shared Dispositive Power      13,075,536

        9.   Aggregate Amount Beneficially Owned by Each Reporting Person

             13,075,536

        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).

             Not applicable.

        11.  Percent of Class Represented by Amount in Row (9)    28.4%

        12.  Type of Reporting Person (See Instructions)       IN

                                   Schedule 13G

CUSIP No. 95082P 10 5                                       Page 9 of 22 Pages

     1. Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

         James A. Stern

         (a)  ..............................................................
         (b)  [X]...........................................................

     2.  Check the Appropriate Box if a Member of a Group (see Instructions)

     3.  SEC Use Only.......................................................

     4.  Citizenship or Place of Organization     United States of America


Number of
Shares
Beneficially
Owned by
Each Reporting    5.  Sole Voting Power             0
Person With
                  6.  Shared Voting Power           13,075,536

                  7.  Sole Dispositive Power        0

                  8.  Shared Dispositive Power      13,075,536

        9.   Aggregate Amount Beneficially Owned by Each Reporting Person

             13,075,536

        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).

             Not applicable.

        11.  Percent of Class Represented by Amount in Row (9)    28.4%

        12.  Type of Reporting Person (See Instructions)       IN

                                                           Page 10 of 22 Pages


Item 1.

        (a)  Name of Issuer: WESCO International, Inc.
        (b)  Address of Issuer's Principal Executive Offices:

             225 West Station Square Drive, Suite 700
             Pittsburgh, Pennsylvania 15219

Item 2.

        (a)  Names of Persons Filing:

             The Cypress Group L.L.C.
             Cypress Associates L.P.
             Cypress Merchant Banking Partners L.P.
             Cypress Offshore Partners L.P.
             Jeffrey P. Hughes
             James L. Singleton
             David P. Spalding
             James A. Stern

        (b)  Address of Principal Business Office or, if none, Residence:

             The address of the principal business office of The Cypress Group L.L.C., Cypress Associates L.P., Cypress Merchant Banking Partners L.P., Cypress Offshore Partners L.P., Jeffery P. Hughes, James L. Singleton, David P. Spalding and James A. Stern is:

             c/o The Cypress Group L.L.C.
             65 East 55th Street
             New York, New York 10022

        (c)  Citizenship: See Row 4 of each cover page.

        (d) Title of Class of Securities: Common Stock, par value $0.01 per share

        (e)  CUSIP Number: 95082P 10 5

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        (a)  [  ]   Broker or dealer registered under section 15 of the Act
                     (15 U.S.C. 78o).

        (b)  [  ]   Bank as defined in section 3(a)(6) of the Act
                     (15 U.S.C. 78c).

        (c)  [  ]   Insurance company as defined in section 3(a)(19) of the
                     Act (15 U.S.C. 78c).

        (d)  [  ]   Investment company registered under section 8 of the
                    Investment Company Act

                                                           Page 11 of 22 Pages


                    of 1940 (15 U.S.C. 80a-8).

        (e)  [  ]   An investment adviser in accordance with
                    ss.240.13d-1(b)(1)(ii)(E);

        (f)  [  ]   An employee benefit plan or endowment fund in accordance
                    with ss.240.13d-1(b)(1)(ii)(F);

        (g)  [  ]   A parent holding company or control person in accordance
                    with ss. 240.13d-1(b)(1)(ii)(G);

        (h)  [  ]   A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i)  [  ]   A church plan that is excluded from the definition
                    of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)  [  ]   Group, in accordance with  ss.240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)  Amount beneficially owned:

             Cypress Merchant Banking Partners L.P., a Delaware limited partnership ("CMBP"), is the record holder of 12,431,663 shares of the identified class of securities; and Cypress Offshore Partners L.P., a Cayman Islands exempted limited partnership ("COP"), is the record holder of 643,873 shares of the identified class of securities. As the sole general partner of CMBP and the sole investment general partner of COP, Cypress Associates L.P., a Delaware limited partnership ("Cypress Associates"), may be deemed to be a beneficial owner of 13,075,536 shares of the identified securities; and as the sole general partner of Cypress Associates, The Cypress Group L.L.C., a Delaware limited liability company ("Cypress Group"), may be deemed to be a beneficial owner of 13,075,536 shares of the identified securities. Jeffrey P. Hughes, James L. Singleton, David P. Spalding and James A. Stern are the members of Cypress Group, and in such capacity may be deemed to share beneficial ownership of any securities beneficially owned by Cypress Group, but they disclaim any such beneficial ownership.

        (b) Percent of class: See Row 11 of each cover page, which is based on Row 5 of each cover page.

        (c)  Number of shares as to which the person has:

             (i) Sole power to vote or to direct the vote: See Row 5 of each cover page.

                                                           Page 12 of 22 Pages


             (ii) Shared power to vote or to direct the vote: See Row 6 of each cover page.

             (iii)  Sole power to dispose or to direct the disposition of:
                    See Row 7 of each cover page

             (iv)   Shared power to dispose or to direct the disposition of:
                    See Row 8 of each cover page.

Item 5.   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

See Item 4(a) above.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.   Identification and Classification of Members of the Group

The Cypress Group L.L.C., a Delaware limited liability company ("Cypress Group"), is the sole general partner of Cypress Associates L.P., a Delaware limited partnership ("Cypress Associates"); and Cypress Associates is the sole general partner of Cypress Merchant Banking Partners L.P., a Delaware limited partnership ("CMBP"), and the sole investment general partner of Cypress Offshore Partners L.P., a Cayman Islands exempted limited partnership ("COP"), and therefore each of Cypress Group and Cypress Associates may be deemed to be the beneficial owner of the securities held by such limited partnerships. However, each of Cypress Group and Cypress Associates disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities. Because Cypress Group is a general partner of Cypress Associates and Cypress Associates is a general partner of each of CMBP and COP and because CMBP and COP acted together in their acquisition and disposition of the securities held by such limited partnerships, CMBP and COP may be deemed to be a member of "group" in relation to their respective investments in WESCO International, Inc. CMBP and COP do not affirm the existence of a group.

                                                           Page 13 of 22 Pages


Item 9.   Notice of Dissolution of Group

Not applicable.

Item 10.  Certification

(a) Not applicable.
(b) Not applicable.

                                                           Page 14 of 22 Pages


                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  THE CYPRESS GROUP L.L.C.

                                  By: /s/ James A. Stern
                                     -----------------------------------
                                     Name:  James A. Stern
                                     Title: Member

Dated: January 7, 2005

                                                           Page 15 of 22 Pages


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  CYPRESS ASSOCIATES L.P.

                                  By:  The Cypress Group L.L.C., its
                                       General Partner

                                       By: /s/ James A. Stern
                                          ------------------------------
                                          Name:  James A. Stern
                                          Title: Member


Dated: January 7, 2005

                                                           Page 16 of 22 Pages


                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              CYPRESS MERCHANT BANKING PARTNERS L.P.

                              By:  Cypress Associates L.P., its General Partner

                                   By:  The Cypress Group L.L.C., its General
                                        Partner

                                        By: /s/ James A. Stern
                                           ------------------------------------
                                           Name:  James A. Stern
                                           Title: Member


Dated: January 7, 2005

                                                           Page 17 of 22 Pages


                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              CYPRESS OFFSHORE PARTNERS L.P.

                              By:  Cypress Associates L.P., its General Partner

                                   By:  The Cypress Group L.L.C., its General
                                        Partner

                                        By: /s/ James A. Stern
                                           ------------------------------------
                                           Name:  James A. Stern
                                           Title: Member

Dated: January 7, 2005

                                                           Page 18 of 22 Pages


                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    By:  /s/ Jeffrey P. Hughes
                                       ---------------------------------------
                                       Jeffrey P. Hughes


Dated: January 7, 2005

                                                           Page 19 of 22 Pages


                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    By:  /s/ James L. Singleton
                                       ---------------------------------------
                                       James L. Singleton


Dated: January 7, 2005

                                                           Page 20 of 22 Pages


                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    By:  /s/ David P. Spalding
                                       ---------------------------------------
                                       David P. Spalding


Dated: January 7, 2005

                                                           Page 21 of 22 Pages


                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    By:  /s/ James A. Stern
                                       ---------------------------------------
                                       James A. Stern


Dated: January 7, 2005

                                                           Page 22 of 22 Pages



EXHIBITS

Exhibit 99    Joint Filing Agreement